Chanticleer Holdings Signs Binding Letter of Intent to Acquire Spoon Bar & Kitchen

CHARLOTTE, NC--(December 5, 2013) - Chanticleer Holdings, Inc. (HOTR) ("Chanticleer Holdings" or "the Company"), headquartered in Charlotte, North Carolina, announced today that the Company has signed a binding Letter of Intent to purchase all of the outstanding shares of Dallas Spoon, LLC and Dallas Spoon Beverage, LLC (collectively “Dallas Spoon”), the companies which own and operate Spoon Bar & Kitchen in Dallas, Texas.

Throughout his 20+ years in the restaurant industry, Chef John Tesar has been well-known for his stylish, modern American cuisine prepared with classic European techniques, his innovative culinary perspective and charismatic personality. Since receiving classical French training at La Varenne Ecole de Cuisine in Paris, Tesar has cooked in top-notch kitchens across the country accumulating several prestigious awards and accolades along the way. In November 2012, Tesar in partnership with CapRock Services launched the new fine dining seafood restaurant, Spoon, which has received numerous awards from national publications including Conde Nast, Bon Appetite, and Esquire Magazine.

Mike Pruitt, CEO and President of Chanticleer Holdings, commented, “This is an exciting opportunity for Chanticleer and Chef Tesar to expand the Spoon brand into a new, fast-casual dining concept. With his culinary knowledge he will be invaluable to all of our brands.”

“My passion is to create experiences through my dishes for all to enjoy and appreciate. Joining Chanticleer, and remaining in partnership with CapRock Services, will enable me to continue that journey, with the support of an experienced team of restaurant industry veterans that can deliver a strategic growth plan to take the brand to the next level,” stated Tesar.

The intended terms of the preliminary agreement call for Chanticleer to issue 195,000 HOTR units to Dallas Spoon, with each unit consisting of one share of common stock, and one five-year warrant, 97,500 of which are exercisable at $5.50 and 97,500 exercisable $7.00. The value of the share exchange will be dependent upon Chanticleer Holding's stock price at date of closing. Closing and final terms are anticipated on or before December 31, 2013, pending approval by Chanticleer's Board of Directors, and review by the NASDAQ Stock Market and the SEC.

About Spoon Bar & Kitchen

Spoon Bar & Kitchen is a fine dining seafood restaurant by James Beard nominated chef John Tesar. Spoon offers several unique dining experiences. Expect a built-in raw bar offering two selections of oysters per night, a semi-private wine room with a chef’s table, and an interactive counter overlooking the open kitchen where diners can sample experimental cuisine. The menu focuses on responsibly sourced seafood using the highest quality ingredients. Patrons can choose from the a la carte menu or opt for a chef’s tasting menu that changes nightly. The interior, designed by Breckenridge Taylor, exudes the feeling of a seaside bistro with modern accents. The 58-seat dining room features textured plaster walls, antique mirrors, rounded banquettes and a sleek marble bar. Located at 8220-B Westchester Drive, Spoon is open for dinner Tuesday through Thursday from 5 p.m. to 10 p.m., Friday through Saturday from 5 p.m. to 11 p.m., and Sunday from 5 p.m. to 10 p.m. The restaurant is open for lunch Tuesday through Friday from 11 a.m. to 2 p.m. For reservations and more information, please visit www.spoonbarandkitchen.com.

About Chanticleer Holdings, Inc.

Chanticleer Holdings (HOTR) is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets and American Roadside Burgers Inc (“ARB”), a Charlotte, N.C. based chain. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of seven Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; Budapest in Hungary; and Nottingham in the United Kingdom. ARB, purchased by Chanticleer Holdings on October 1, 2013, has a total of 5 casual restaurants—1 location in Smithtown, N.Y., 2 locations in Charlotte, N.C., 1 location in Columbia, S.C., and the newest location is in Greenville, S.C. The Company also owns a majority interest in JF Restaurants, LLC and JF Franchising Systems, LLC, a fresh food-focused casual dining establishment with 5 restaurant locations.

For further information, please visit www.chanticleerholdings.com

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Forward-Looking Statements:
Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:
Chanticleer Holdings, Inc.
Mike Pruitt
Chairman/CEO
Phone: 704.366.5122 x 1
mp@chanticleerholdings.com